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                                                                   EXHIBIT 10.32


                            SECOND AMENDMENT TO THE
                          WESTERN DIGITAL CORPORATION
                        SAVINGS AND PROFIT SHARING PLAN


This Second Amendment (the "Amendment") to the Western Digital Corporation Savings and Profit Sharing Plan (the "Plan") made this 27th day of March, 1996 by Western Digital Corporation (the "Company") the sponsoring employer of the Plan.

WHEREAS the terms of the Plan are set forth in an amended and restated Plan document, dated June 23, 1995, as thereafter amended by the first amendment dated June 30, 1995; and

WHEREAS the Company has reserved the right to amend the Plan by action of its Board of Directors; and

WHEREAS the Company desires to amend the Plan in certain respects.

NOW, THEREFORE, the Plan is amended as follows:

1. Section 9.7.4 is amended, effective as of the Effective Date of said Plan, to read in its entirety as follows:

                 9.7.4 A Hardship distribution may be considered as necessary to satisfy an immediate and heavy financial need of the Employee only if:

                          9.7.4.1. The distribution is not in excess of the amount of the Hardship need of the Participant. The amount of the Hardship need may include any amounts necessary to pay federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution.

                          9.7.4.2.  The Employee has obtained all
                 distributions, other than Hardship distributions under all plans maintained by the Employer, and similarly, has obtained all nontaxable (at the time of the loan) loans under all plans maintained by the Employer to the extent that any such loan or the obligation to repay such loan would not increase the amount necessary to relieve the hardship (including, but not limited to the circumstance in which, in connection with a withdrawal to purchase a principal residence, such loan would disqualify the Participant from obtaining other necessary financing in connection therewith).


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                 For purposes of determining a Hardship need, a Participant's resources shall be deemed to include those assets of his Spouse and minor children that are reasonably available to the Participant.

2. Except as expressly provided herein above, the provisions of the Plan shall continue in full force and effect as set forth herein.

IN WITNESS WHEREOF, the Company has caused this Second Amendment to the Western Digital Corporation Savings and Profit Sharing Plan to be executed by its duly authorized officer on this 27th day of March, 1996.

                                           WESTERN DIGITAL CORPORATION



                                           By: /s/ MICHAEL A. CORNELIUS
                                              -------------------------------
                                           Name:   Michael A. Cornelius
                                           Title:  Vice President